Exhibit 99.1

Contacts:	Brian Heagler (investors) 425-415-6794
Matt Nichols (media) 425-415-6657

FOR IMMEDIATE RELEASE

Microvision, Inc. announces that it is in full compliance

with Nasdaq Marketplace Rule 4350(i)(1)(D)

BOTHELL, WA – October 28, 2005 – Microvision, Inc. (NASDAQ:MVIS), a leader in light scanning technologies, today announced that it is in compliance with Nasdaq Marketplace Rule 4350(i)(1)(D).

Nasdaq had determined that (i) Microvision’s transactions involving the sale of its convertible preferred stock and warrants in September 2004, as amended in August 2005, and sales of common stock and warrants in August 2005 should be aggregated and (ii) as aggregated, those transactions could conceivably result in the issuance of greater than 20% of Microvision’s common stock if the weighted-average antidilution adjustments of the preferred stock significantly reduce the related conversion price. As a result of this potential, Nasdaq determined Microvision was not in compliance with Nasdaq Marketplace Rule 4350(i)(1)(D). In a letter to Nasdaq, Microvision stated it would use its best efforts to seek an amendment to the terms of the preferred stock arrangements within 30 days, and that if it is unable to secure such an amendment, that it will not take any action that would cause the number of shares of its common stock issued as a result of these transactions to exceed 19.99% of the total shares of Microvision common stock outstanding as of August 9, 2005. On October 27, 2005, Nasdaq notified Microvision in writing of (i) the deficiency described above, (ii) that it had regained compliance with Nasdaq Marketplace Rule 4350(i)(1)(D) and (iii) that this matter is now closed. Nasdaq’s Marketplace Rule 4803(a) requires that Microvision make a public announcement of Nasdaq’s letter and the Nasdaq rules on which it is based.

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About Microvision: www.microvision.com

Headquartered in Bothell, Wash., Microvision Inc. is the world leader in the development of high-resolution displays and imaging systems based on the company’s proprietary silicon micro-mirror technology. The company’s technology has applications in a broad range of military, medical, industrial, professional and consumer products.